Exhibit 99.1
NEWS RELEASE
Contact:                                                                             Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES
RECORD NET INCOME AND 2nd QUARTER RESULTS,
INCREASES DIVIDEND BY 25%
Acton, Massachusetts, August 3, 2005 — Psychemedics Corporation (AMEX: PMD) today announced second quarter results for the period ending June 30, 2005. The Company also announced a quarterly dividend of $.10 per share, an increase of $.02 per share or 25% over the Company’s previous quarterly dividend. This will be the Company’s 36th consecutive quarterly dividend and will be paid on September 23, 2005 to shareholders of record on September 9, 2005.
The Company’s second quarter revenue was $5,615,329, up 5% as compared to $5,347,049 in the second quarter of 2004. Net income was $1,200,846 or $.23 per share, up 25% from $964,040 or $.19 per share for the same period in 2004.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to be able to report substantial net income growth despite a spotty and lackluster employment market that resulted in a narrow increase in revenue. In addition, last year’s second quarter registered a 25% increase in revenue — the highest for the year — making this a more difficult comparison. However, we are very pleased that our net income for the second quarter represented a major record — it was the highest net income for any quarter since the Company’s inception. We continue to demonstrate that we can make money in what has proven to be a challenging employment environment.”
Kubacki continued, “We added new accounts at a healthy pace during the quarter and remain optimistic that we are well-positioned to record significant growth as our patented and FDA cleared hair test for drugs of abuse continues to gain recognition as the “gold standard” in the industry.”
Kubacki concluded, “Regarding our dividend announcement, we have been and continue to be a dividend-paying company that believes in rewarding our shareholders as the Company grows. The dividend increase from $.08 to $.10 demonstrates the Directors’ continued commitment to rewarding shareholders and sharing the financial success of the Company with them. The Company’s balance sheet remains strong with over $4.4 million of cash and short-term investments, no long-term debt and approximately $7.0 million of working capital.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.
Financial Highlights:
•	Revenue for the second quarter increased 5% over the prior year quarter to $5,615,329
•	Revenue for the six month period increased 15% over the prior year period to $10,953,079
•	Record Net Income for the second quarter of $1,200,846, or $0.23 per diluted share, up $0.04 per diluted share from the prior year quarter
•	Net Income for the six month period of $2,148,986, or $0.42 per diluted share, up $0.14 per diluted share from the prior year period
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three Months		Six Months
	2005	2004	2005	2004
Revenue	$5,615,329	$5,347,049	$10,953,079	$9,502,921
Cost of Revenue	2,224,449	2,252,240	4,389,279	4,256,946

Gross Profit	3,390,880	3,094,809	6,563,800	5,245,975

Expenses:
General and administrative	755,974	869,055	1,628,612	1,612,856
Marketing and selling	678,168	613,624	1,407,249	1,220,153
Research and development	73,854	73,319	145,801	150,338

	1,507,996	1,555,998	3,181,662	2,983,347

Operating Income	1,882,884	1,538,811	3,382,138	2,262,628

Interest Income	26,962	6,979	39,598	14,900
Other Income	—	3,750	1,250	7,500

Income before Provision for Income Taxes	1,909,846	1,549,540	3,422,986	2,285,028

Provision for Income Taxes	709,000	585,500	1,274,000	868,000

Net Income	$1,200,846	$964,040	$2,148,986	$1,417,028

Basic and Diluted Net Income Per Share	$0.23	$0.19	$0.42	$0.28

Weighted Average Common Shares Outstanding, Basic	5,163,506	5,126,907	5,146,103	5,126,907

Weighted Average Common Shares Outstanding, Diluted	5,173,941	5,130,138	5,158,159	5,131,470

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,433,196	$3,260,178
Short-term investments	2,000,000	—
Accounts receivable, net of allowance for doubtful accounts of $483,230 in 2005 and 2004	3,562,190	3,289,863
Prepaid expenses and other current assets	597,351	246,372
Deferred tax assets	529,752	529,752

Total current assets	9,122,489	7,326,165

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	9,939,266	9,960,831
Less-accumulated depreciation and amortization	(9,163,472)	(9,099,472)

	775,794	861,359
DEFERRED TAX ASSETS	166,583	166,583
OTHER ASSETS, NET	43,624	79,529

	$10,108,490	$8,433,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$205,921	$554,214
Accrued expenses	1,296,559	1,157,740
Deferred revenue	577,553	487,633

Total current liabilities	2,080,033	2,199,587

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,750,894 shares and 5,710,704 shares issued in 2005 and 2004, respectively	28,754	28,554
Paid-in capital	25,446,781	24,978,039
Accumulated deficit	(8,324,387)	(9,649,853)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	8,028,457	6,234,049

	$10,108,490	$8,433,636